Calculation of Filing Fee Tables
S-8
Gen Digital Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share, Equity Incentive Plan	Other	30,000,000	$ 27.05	$ 811,500,000.00	0.0001531	$ 124,240.65
Total Offering Amounts:						$ 811,500,000.00		$ 124,240.65
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 124,240.65
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of Gen Digital Inc.'s (the "Registrant") common stock, $0.01 par value per share ("Common Stock"), that become issuable under the Equity Incentive Plan, as amended and restated (the "Plan"), in respect of the shares identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration, which results in an increase in the number of the Registrant's outstanding shares of Common Stock. (2) Represents 30,000,000 additional shares of Common Stock that were reserved for future issuance under the Plan. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, based on $27.05 per share, which is the average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on October 28, 2024.